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                                                                   Exhibit 23(b)


INDEPENDENT AUDITORS' CONSENT


The Board of Directors and Shareholders of
VIMRX Pharmaceuticals, Inc.:


We consent to incorporation by reference in registration statements (Nos. 333-03106 and 333-15693) on Form S-8 and registration statement (No. 333-25469) on Form S-3 of our report dated March 23, 1998, relating to the consolidated balance sheet of VIMRX Pharmaceuticals, Inc. and Subsidiaries as of December 31, 1997, and the related consolidated statement of operations, shareholders' equity and cash flows for the year then ended, which report appears in the December 31, 1997 annual report on Form 10-K of VIMRX Pharmaceuticals, Inc.


KPMG Peat Marwick LLP


Wilmington, Delaware
March 30, 1998